Exhibit 10(t)

MATERIAL SCIENCES CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

MERIT/STOCK EXCHANGE PROGRAM

UNDER THE 1992 OMNIBUS

STOCK AWARDS PLAN FOR KEY EMPLOYEES

Material Sciences Corporation, a Delaware corporation (the “Company”), hereby grants to                      (“Employee”), pursuant to the Merit/Stock Exchange Program under the Material Sciences Corporation 1992 Omnibus Stock Awards Plan for Key Employees (as amended, the “1992 Plan”),          shares (the “Restricted Shares”) of its common stock, $.02 par value (the “Common Stock”), subject to the terms, conditions and restrictions set forth in this Agreement. The award of the Restricted Shares is subject to the terms and conditions set forth in the 1992 Plan and the following terms and conditions:

1. Rights of Shareowner. Except as otherwise provided herein, Employee shall have all of the rights of a shareowner with respect to the Restricted Shares (including the right to vote the Restricted Shares and the right to receive dividends with respect to the Restricted Shares), provided, however, that the Company will retain custody of all dividends and other distributions (“Retained Distributions”), if any, made or declared with respect to the Restricted Shares (and such Retained Distributions will be subject to the same restrictions, terms and conditions as are applicable to the Restricted Stock) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, at which time the Retained Distributions will be paid to Employee. Retained Distributions shall not bear interest or be segregated in separate accounts. Upon Termination of Employment, Employee shall forfeit any Retained Distributions on any Restricted Shares in which Employee is not vested in accordance with Section 3 and such Retained Distributions shall be returned to the Company.

2. Restrictions on Transfer. Except as otherwise provided in this Agreement, Employee may not sell, transfer, assign, pledge, encumber or otherwise dispose of any of the Restricted Shares or the rights granted hereunder (any such disposition or encumbrance being referred to herein as a “transfer”). Any transfer or purported transfer by Employee of any of the Restricted Shares shall be null and void and the Company shall not recognize or give effect to such transfer on its books and records or recognize the person to whom such purported transfer has been made as the legal or beneficial holder of such shares. The Restricted Shares shall not be subject to execution, attachment or other process and no person shall be entitled to exercise any rights of Employee as the holder of such Restricted Shares by virtue of any attempted execution, attachment or other process until the restrictions imposed herein on the transfer of the Restricted Shares lapse as provided in paragraph 3 or 5 hereof. All certificates representing the Restricted Shares shall have endorsed thereon the following legend:

“The shares represented by this certificate are subject to restrictions on transfer set forth in a Restricted Stock Award Agreement dated as of                      between the Company and the registered holder, a copy of which is on file at the principal office of the Company. Any transfer or purported transfer of the shares represented by this certificate in violation of such Restricted Stock Award Agreement shall be null and void.”

Employee may request the removal of such legend from certificates representing any Restricted Shares as to which the restrictions imposed herein on the transfer thereof shall have lapsed as provided in paragraph 3 or 5 hereof. Employee (or the legal representative, estate or heirs of Employee) shall promptly deliver to the Company the certificates representing any Restricted Shares which have been forfeited as set forth herein.

3. Lapse of Restrictions and Forfeiture.

(a) The restrictions on transfer imposed on the Restricted Shares by paragraph 2 shall lapse following the first anniversary of this Agreement.

(b) Notwithstanding paragraph 3(a), in the event that prior to the lapse of restrictions on transfer pursuant to paragraph 3(a), Employee’s employment is terminated by the Company for Cause (as hereinafter defined), Employee shall forfeit, on the date on which his employment is terminated, all of the Restricted Shares as to which the restrictions on transfer imposed thereon by paragraph 2 hereof shall not have lapsed prior to such date.

For purposes hereof, the term “Cause”, with respect to the Employee, one or more of the following: (i) the Employee’s commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers, (ii) the Employee’s reporting to work under the influence of alcohol or illegal drugs, the use of illegal drugs (whether or not at the workplace) or other conduct causing the Company or any of its Affiliates public disgrace or disrepute or economic harm, (iii) failure by the Employee to perform duties as reasonably directed by the Company officer or other employee to whom the Employee primarily reports (or, with respect to the Chief Executive Officer, the Board), (iv) any act or omission aiding or abetting a competitor, supplier or customer of the Company or any of its subsidiaries to the disadvantage or detriment of the Company and its Affiliates, (v) breach of fiduciary duty, negligence or misconduct with respect to the Company or any of its Affiliates or (vi) if the Employee is covered by an employment agreement with the Company or an Affiliate, any breach of such agreement which is not cured to the Company’s Chief Executive Officer (or, with respect to such Chief Executive Officer, the Board) reasonable satisfaction within fifteen (15) days after written notice thereof to the Employee.

(c) Notwithstanding paragraph 3(a), in the event that prior to the lapse of restrictions on transfer pursuant to paragraph 3(a), Employee’s employment with the Company is terminated for any reason, other than by the Company for Cause, (i) the restrictions on transfer imposed on the Restricted Shares by paragraph 2 shall lapse as to the number of Restricted Shares (rounded to the nearest whole share) equal to the product of (A) the total number of Restricted Shares, multiplied by (B) a fraction, (y) the numerator of which equals the number of whole or partial calendar months which have elapsed from the effective date of this Agreement, and (z) the denominator of which is 12; and (ii) Employee shall forfeit, on the date on which his employment is terminated, all of the Restricted Shares as to which the restrictions on transfer imposed thereon by paragraph 2 hereof shall not have lapsed as a result of the operation of this paragraph 3(c).

4. Transferability. Notwithstanding anything contained in this Agreement to the contrary, Restricted Shares may be transferred (i) by law or pursuant to the laws of descent and distribution and (ii) by the Employee to a “family member” of such Employee by gift or by domestic relations order. For purposes of this paragraph 4, “family member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Employee’s household (other than as a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the Employee) control the management of assets, and any other entity in which these persons (or the Employee) own more than fifty percent of the voting interests (each, a “Permitted Transferee”). In the case of any transfer pursuant to this paragraph 4, this Agreement shall be interpreted such that the term “Employee” shall mean the transferring Employee and his or her Permitted Transferees (it being agreed that all of the obligations of the Employee hereunder shall be allocated as appropriate between the transferring Employee and his or her Permitted Transferee).

5. Adjustments. Upon the occurrence of any of the following events prior to the lapse of the restrictions imposed by paragraph 2 hereof or the forfeiture of Restricted Shares as provided herein, this grant shall be adjusted as follows:

(a) in case the number of outstanding shares of Common Stock shall be increased by stock split, stock dividend, or other relevant change in the capitalization of the Company (which shall not include the sale by the Company of shares of Common Stock or securities convertible into such shares), the Committee shall make or cause to be made any proportionate adjustments herein or otherwise necessary to reflect such change with respect to the Restricted Shares, notwithstanding that the Restricted Shares are subject to the restrictions on transfer imposed by paragraph 2 above;

(b) in case the number of outstanding shares of Common Stock shall be decreased by reverse stock split, combination of shares, recapitalization or other relevant change in the capitalization of the Company (which shall not include the purchase or retirement by the Company of shares of Common Stock or securities convertible into such shares), the Committee shall make or cause to be made any proportionate adjustments herein or otherwise necessary to reflect such change with respect to the Restricted Shares, notwithstanding that the Restricted Shares are subject to the restrictions on transfer imposed by paragraph 2 above; and

(c) in case the Company shall effect a merger, consolidation or other reorganization, pursuant to which the outstanding shares of Common Stock shall be exchanged for other shares or securities of the Company or of another corporation which is a party to such merger, consolidation or other reorganization, the Company shall use its best efforts to provide in any agreement or plan which it enters into or adopts to effect any such merger, consolidation or reorganization that Employee shall receive in such merger, consolidation or reorganization, subject to substantially the same transfer restrictions as set forth herein, the kind and number of shares or other securities of the Company or of such other corporation which would have been issuable to Employee in respect of the Restricted Shares owned by him immediately prior to the effective date of such merger, consolidation or reorganization if such Restricted Shares were not subject to the transfer restrictions set forth herein.

If the provision described in paragraph 5(c) above has not been made with respect hereto by the effective date of any such merger, consolidation or other reorganization, then the restrictions imposed by paragraph 2 hereof shall thereupon lapse. The decision of the Committee as to the exact manner, amount and timing of any adjustment described in this paragraph 5 or any other matter under this paragraph 5 shall be conclusive.

6. Tax Withholding. As a condition precedent to the receipt of any Restricted Shares hereunder, Employee agrees to pay to the Company at such times as the Company shall determine such amounts as the Company shall deem necessary to satisfy any withholding taxes due on income that Employee recognizes as a result of (i) the lapse of the restrictions imposed by paragraph 2 hereof on the Restricted Shares or (ii) Employee’s filing of an election pursuant to Section 83(b) of the Internal Revenue Code of 1986 (the “Code”), as amended, with respect to the Restricted Shares.

7. Employment. As used herein, employment by the Company shall include employment by a corporation which is a “parent corporation” or a “subsidiary corporation” of the

Company, as such terms are defined in subsections (e) and (f) of Section 424 of the Code, and employment by any corporation, or a “parent corporation” or “subsidiary corporation” of such corporation, assuming this grant in lieu thereof, in a transaction to which Section 424(a) of the Code shall apply. Partnerships, joint ventures, and limited liability companies of what the Company owns an interest of 50% or more should be considered a “subsidiary” of the Company.

8. Registration. This grant is subject to the condition that if at any time the Committee shall determine, in its discretion, that the listing of the shares of Common Stock subject hereto on any securities exchange, or the registration or qualification of such shares under any federal or state law, or the consent or approval of any regulatory body, shall be necessary or desirable as a condition of, or in connection with, the grant, receipt or delivery of shares hereunder, such grant, receipt or delivery will not be effected unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee. The Company agrees to make every reasonable effort to effect or obtain any such listing, registration, qualification, consent or approval.

9. Rights of Employee. In no event shall the granting of the Restricted Shares or the other provisions hereof or the acceptance of the Restricted Shares by Employee interfere with or limit in any way the right of the Company to terminate Employee’s employment at any time, nor confer upon Employee any right to continue in the employ of the Company for any period of time or to continue his or her present or any other rate of compensation.

10. Interpretation of Agreement. This Agreement is intended to be consistent with the 1992 Plan, and it shall be interpreted consistently with that intent. Any questions which arise in connection with the interpretation or performance of this grant shall be resolved by the Committee in its sole and absolute discretion.

11. Successors of the Company. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Employee, acquire any rights hereunder.

12. Further Instruments. The parties agree to execute such further instruments and to take such further actions as may reasonably be required to carry out the intent of this Agreement.

13. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given when personally delivered or five (5) business days after deposit in the United States Post Office, by certified mail with postage and fees prepaid, return receipt requested. Notices shall be addressed, in the case of Employee, to the address set forth below his signature on the signature page hereto and in the case of the Company, to it at its principal executive office, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

14. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

15. Governing Law. The corporate law of the State of Delaware shall govern all questions concerning the relative rights of the Company and its shareowners. All other questions concerning the construction, validity and interpretation of this Agreement shall be governed by the internal laws (and not the laws of conflicts) of the State of Illinois.

16. Payment of Transfer Taxes. The Company agrees to pay any original issue or transfer taxes incurred as a result of the award of the Restricted Shares.

17. Condition under which Award Null and Void. This award shall be null and void unless Employee shall accept the same below and return it to the Chief Executive Officer of the Company at its office in Elk Grove Village, Illinois by April 4, 2012.

Dated as of the 9th day of March, 2012.

MATERIAL SCIENCES CORPORATION

By:
Clifford D. Nastas
Its: Chief Executive Officer

Accepted as of this      day

of             , 201  .

Employee

Address: